Exhibit 10.1

20 North First Street First Floor Los Altos, CA 94022 Tel: 650-518-7111

October 30, 2015

Mr. James Wheat

Via E-mail

Dear James,

On behalf of Unwired Planet, Inc. (the “Company” or “Unwired Planet”), I am pleased to offer you the position of Chief Financial Officer of Unwired Planet. Your first day of employment with the Company will be November 2, 2015, unless an earlier start date is mutually agreed. You will report to Mr. Boris Teksler, the Company’s Chief Executive Officer. This letter agreement sets forth the terms of your employment with the Company.

COMPENSATION:

Base Salary: Your initial base salary will be at the rate of $290,000 per year, less payroll deductions and all required withholdings, paid regularly in accordance with standard Company procedures. You will be eligible for periodic salary reviews based on the Company’s and your individual performance.

Bonus: You will be eligible to be considered for an incentive bonus in the target amount of sixty percent (60%) and up to a maximum amount of ninety percent (90%) of your annual base salary for each fiscal year of the Company relative to milestones to be agreed upon between you and the Company’s Chief Executive Officer, subject to periodic review. You must remain employed by the Company on the last day of such fiscal year to earn and be eligible for a bonus.

Equity: The Company will grant you an option to purchase 500,000 shares of common stock (the “Option”), subject to Board approval. The Option will have an associated exercise price set at the closing price of the Company’s common stock on the date of grant (the “Grant Date”). The Option will vest over three (3) years (with one-third vesting on the first (1st) anniversary of the commencement of your employment and the balance vesting in ratable quarterly installments) subject to your continued employment. The Option will be subject to the terms and conditions of the Company’s Second Amended and Restated 2006 Stock Incentive Plan (as amended, restated or otherwise modified from time to time, the “Plan”). In the event of a Change in Control (as defined below) and the termination of your employment with the Company or its successor entity by the Company or its successor entity without Cause (as defined below) during the twelve (12) months following such Change in Control, the Option shall immediately vest and shall become exercisable upon the termination of your employment.

For purposes of the foregoing, “Cause” shall mean any of the following: (i) your conduct constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates; (ii) your commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its affiliates if you were retained in this position; (iii) your continued non-performance of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (iv) your breach of the Confidentiality Agreement or any of its restrictive covenant obligations (e.g., confidentiality, non-solicitation, etc.); (v) your material violation of the Company’s written employment policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of the vesting acceleration provisions that apply to your stock option grant, “Change in Control” shall mean the occurrence of any of the following events: (i) any person or group is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise; (ii) a Qualifying Asset Sale (as defined below) to a person or group of related persons, as such terms are defined or described in
Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934; (iii) a merger or consolidation or similar transaction involving the Company; (iv) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors (as defined below); or (v) a dissolution or liquidation of the Company.

“Incumbent Directors,” as used in the preceding paragraph, shall mean directors who either (i) are directors of the Company as of the date of this offer letter or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) within the definition of Change in Control above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

A “Qualifying Asset Sale” means the sale, exchange, lease or other disposition of all or substantially all of the assets of the Company including but not limited to the sale, exclusive license or other disposition of the rights held by the Company or a subsidiary of the Company in or to one or more patents that has or have been asserted against one or more parties in any litigation proceeding to which the Company or any of its subsidiaries is currently a party as of the date hereof (the “Subject Patents”) including but not limited to by way of the sale, transfer or other disposition of a majority of the equity ownership interests of any subsidiary or other entity directly or indirectly controlled by the Company and that owns or otherwise holds any of the Subject Patents.

BENEFITS:

Employee Benefit Plans: You will be entitled to participate in all group benefit plans generally available to senior executives of the Company, in accordance with Company policy.

Business Expenses: You will be reimbursed for reasonable and documented out-of-pocket business expenses in connection with the performance of your duties and responsibilities as General Counsel of the Company, in accordance with the Company’s expense reimbursement policy.

TERMINATION:

Your employment with the Company at all times will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. If your employment is terminated, you will be entitled to payment of all earned but unpaid base salary amounts and any unreimbursed business expenses through your final date of employment.

CONFIDENTIALITY AGREEMENT AND RESTRICTIVE COVENANTS:

Concurrently with signing this Agreement, you agree to sign and return with this Agreement the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A.

Section 280G. In the event that the amount of any compensation payable to you pursuant to this letter agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In the event of such a reduction, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). For purposes hereof, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. The determination as to whether such a reduction in the Aggregate Payments is required hereby shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”).

Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

Entire Agreement: This letter agreement, your Confidentiality Agreement and any written Company plans that are referenced in this agreement, as such written plans may be amended by the Company from time to time, set forth the terms of your employment with the Company, and supersede and replace any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company. No waiver, alteration, or modification, if any, of the provisions of this agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

James, we are very pleased that you have agreed to join us and look forward to working together.

Please sign below to formalize your acceptance of our offer and return a scanned copy of the letter to my attention no later than October 30, 2015.

Best regards,

/s/ Boris Teksler
Boris Teksler, President/CEO

Signed, agreed and accepted:

/s/ Jim Wheat
James Wheat

October 30, 2015

Exhibit A

UNWIRED PLANET, INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT (“CIIA Agreement”)

As a condition of my becoming employed (or my employment being continued) by Unwired Planet, Inc. a Delaware corporation or any of its other current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment Relationship I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of Company or the duration of my employment relationship with the Company under any existing agreements between the Company and me or under applicable law. Any employment relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior

Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by the Company and which relate to the proposed businesses, products, or research and development of the Company (collectively referred to as “Inventions”), except as provided in Section 4(e) below. I further acknowledge that all Inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary unless regulated otherwise by the mandatory law of the state of California, USA.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

(d) Patent and Copyright Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under certain provisions of California Labor Code which states:

Section 2870: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable. .

I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

4. Returning Company Documents. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. I further agree that to any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

5. Notification to Other Parties. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer, and/or entity with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

6. Non-Competition and Non-Solicitation. In order to protect the Company’s Confidential Information and good will, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”):

(a) I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the United States that performs any services or otherwise seeks to invalidate, contest or defend against the patent assets of the Company or its affiliates; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company.

(b) I will not, directly or indirectly, in any manner, other than for the benefit of the Company, call upon, solicit, divert, take away, accept or conduct any business from or with any of the licensors to or customers or prospective customers of the Company or any of its suppliers, vendors or licensees of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.

(c) I will not, directly or indirectly, in any manner, solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six months of any attempt to hire such person.

I acknowledge and agree that if I violate any of the provisions of this Section 6, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

7. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

8. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, United States of America, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability, Successors and Assigns and Survival. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(d) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement on the respective dates set forth below:

Unwired Planet, Inc.		Employee

By:	/s/ Boris Teksler	By:	/s/ Jim Wheat

Name:	Boris Teksler	Name:	James Wheat

Date:	October 30, 2015	Date:	October 30, 2015

EXHIBIT A to CIIA Agreement

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 4

Title	Date	Identifying Numberor Brief Description

No inventions or improvements

Additional Sheets Attached

Signature of Employee:

James Wheat

Date:

EXHIBIT B to CIIA Agreement

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Unwired Planet, its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that I shall comply with the restrictive covenants set forth in Section 6 of the Confidential Information and Invention Assignment Agreement for the Restricted Period (as defined therein) except as such compliance may be excused by the terms of my offer letter.

Date:
(NO SIGNATURE REQUIRED)
(Employee’s Signature)

(Type/Print Employee’s Name)